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                                 EXHIBIT 10.28



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                              EMPLOYMENT AGREEMENT


         This Agreement is made as of the 22nd day of March, 1994, between FIRST FINANCIAL MANAGEMENT CORPORATION, a Georgia corporation ("FFMC"), and PATRICK H. THOMAS (the "Executive").


                              W I T N E S S E T H:

         WHEREAS, the Executive is serving as Chairman of the Board, President and Chief Executive Officer of FFMC pursuant to an Employment Agreement dated January 31, 1989 (the "1989 Agreement"); and

         WHEREAS, the parties desire to terminate the 1989 Agreement effective as of December 31, 1994;

         WHEREAS, the parties desire to enter into a revised employment agreement with respect to the continued employment of the Executive by FFMC which shall automatically become effective as of January 1, 1995;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

         1. Termination of 1989 Agreement. The 1989 Agreement shall terminate and be of no further force and effect as of midnight on December 31, 1994, and this Agreement shall serve as the required notice of termination by each party to the other pursuant to Section 3(a) of the 1989 Agreement.

         2. Employment. The Executive hereby agrees to serve as Chairman of the Board, President and Chief Executive Officer of FFMC for the term of this Agreement, subject to the terms set forth herein and the provisions of the Bylaws of FFMC. During his employment hereunder, the Executive shall devote his effort and attention, substantially on a full-time basis, to the performance of the duties required of him as an executive of FFMC.

         3. Compensation. As compensation for his services during the term of this Agreement, the Executive shall receive the amounts and benefits set forth in subsections (a), (b), (c), (d), (e), (f), (g) and (h) of this
Section 3:

                 (a) An annual salary effective January 1, 1995 of $950,000.00 prorated for any partial year of employment, subject to annual review for increases in the light of the size and performance of FFMC at such time as FFMC conducts salary reviews for its officers generally. The Executive's salary shall be payable semimonthly or in accordance with FFMC's regular payroll practices in effect from time to time for officers of his level in the corporation;




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                 (b)      In lieu of cash bonuses, a Restricted Stock Award to
         be made contemporaneously with the execution of this Agreement under FFMC's 1988 Incentive Stock Plan (the "Plan") containing an opportunity to obtain 472,500 shares of FFMC Common Stock (the "Stock") free of restrictions on December 31, 1999. The Stock awarded pursuant to the Restricted Stock Award will be subject to the terms of the Plan and the Restricted Stock Agreement attached to this Agreement as Exhibit A;

                 (c) Participation in the employee benefit plans maintained by FFMC for the purpose of providing retirement, deferred compensation, healthcare, life insurance, disability and similar benefits to its employees;

                 (d) Continued participation in the incentive stock plans, Performance Units Incentive Plan or other incentive plans for senior executives of FFMC;

                 (e) Provision at FFMC's expense of a term life insurance policy insuring the Executive during the term of this Agreement in an amount of not less than $5,000,000 payable to the Executive's estate or designated beneficiary;

                 (f) Reimbursement of the dues and costs of club memberships and automobile expenses, and the right to personal use of FFMC's airplane in accordance with FFMC's policies in effect from time to time;

                 (g) A Restricted Stock Award to be made contemporaneously with the execution of this Agreement pursuant to the Restricted Stock Agreement attached as Exhibit B; and

                 (h) An Option to be granted pursuant to the Option Agreement attached as Exhibit C.

         4.      Term.

                 (a) This Agreement and the Executive's employment hereunder shall be effective as of January 1, 1995 and shall continue for a five-year term ending on December 31, 1999. This Agreement and the Executive's employment hereunder shall automatically continue for successive one-year periods at the end of the initial five-year term, unless either party gives notice to the other of its intent to terminate this Agreement and the Executive's employment hereunder not less than 180 days prior to the commencement of any such one-year renewal period. In the event such notice to terminate is properly given, this Agreement and the Executive's employment hereunder shall terminate at the end of the initial term or the one-year renewal period during which the notice is given.

                 (b) This Agreement and the Executive's employment hereunder may be terminated by either party prior to the end of the initial term hereof (or any renewal period) upon 30 days' prior written notice to the other party, provided, that, in the event




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         of such termination, FFMC shall be obligated to make the payments and provide the benefits described in Section 5 below.

         5. Termination Payments. Upon termination of the Executive's employment prior to the end of the term of this Agreement (including any renewal term), FFMC shall pay to the Executive, within three business days after the end of the 30-day notice period provided in Section 4 above, a payment in cash determined under subsection (a), (b) or (c) of this Section 5 and shall for the period or at the time specified provide the other benefits described in subsections (d), (e) and (g) of this Section 5:

                 (a) The payment shall be 300% of the Executive's "Current Total Annual Compensation" as defined in subsection (f) of this
         Section 5, if: (i) the Executive's employment is terminated by FFMC, whether with or without cause, within three (3) years after any "Change in Control" of FFMC as defined in subsection (f) of this
         Section 5, or at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with or in anticipation of a Change in Control; or (ii) the Executive elects to terminate employment within three (3) years after any Change in Control of FFMC.

                 (b) The payment shall be 200% of the Executive's Current Total Annual Compensation, if: (i) the Executive's employment is terminated by FFMC, whether with or without cause, and such termination is not described in (a) above; (ii) the Executive elects to terminate his employment for "Good Reason", as defined in subsection (f) of this Section 5, and such termination is not described in (a) above; or (iii) the Executive's employment is terminated by reason of his "Disability", as defined in subsection (f) of this Section 5.

                 (c) The payment shall be 100% of the Executive's Current Total Annual Compensation, if the Executive's employment is terminated and such termination is not described in subsections (a) or (b) of this Section 5.

                 (d) In addition to the amount payable to the Executive under subsection (a), (b) or (c) of this Section 5, the health care and life insurance benefits coverage provided to the Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if the Executive reaches age 65 or similar events), beginning on the date of such termination and ending on the date sixty (60) months from the date of termination. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs the Executive was paying for such coverages at the time of termination shall continue to be paid by the Executive. If the terms of any benefit plan referred to in this section do not permit continued participation by the Executive, then FFMC will arrange for other coverage providing substantially similar benefits. In addition, the Executive may elect by notice to FFMC to continue the term life insurance policy described in




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         Section 3(e) above at his expense and FFMC shall take all actions necessary to transfer such policy to the Executive or his designee at the time of his termination.

                 (e) FFMC agrees that there will be no change made in any stock option or restricted stock award under FFMC's 1982 or 1988 Incentive Stock Plans or any award under FFMC's Performance Units Incentive Plan during the term of the Executive's employment hereunder which adversely affects the Executive's rights under such stock option, restricted stock or other award without the prior written consent of the Executive.

                 (f) For purposes of this Agreement, the following definitions shall apply:

                            (i)     The "Board" shall mean the Board of
                 Directors of FFMC.

                           (ii) "The Incumbent Board" shall mean the members of the Board as of the date hereof and any person becoming a member of the Board hereafter whose election, or nomination for election by FFMC's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of FFMC, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act).

                          (iii)     "Change in Control" shall mean:

                                    (A)  The acquisition (other than from FFMC)
                               by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, any employee benefit plan of FFMC or its subsidiaries which acquires beneficial ownership of voting securities of FFMC) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of Common Stock or the combined voting power of FFMC's then outstanding voting securities entitled to vote generally in the election of directors; or

                                    (B)  The failure for any reason of
                               individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board; or

                                    (C)  Approval by the stockholders of FFMC
                               of a reorganization, merger, consolidation, in each case, with respect to which the shares of FFMC voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 50% of the combined voting power entitled to vote generally in the election of directors of




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                               the reorganized, merged or consolidated
                               company's then outstanding voting securities, or a liquidation or dissolution of FFMC or of the sale of all or substantially all of the assets of FFMC.

                           (iv)     "Good Reason" shall mean:

                                    (A)  The assignment to the Executive of any
                               duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by
                               Section 2 above, or any other action by FFMC which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose any action taken with the consent of the Executive and any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by FFMC promptly after receipt of notice thereof given by the Executive;

                                    (B)  A reduction in the overall level of the
                               Executive's compensation or benefits;

                                    (C)  FFMC's requiring the Executive to be
                               based at any office or location other than FFMC's executive offices in Atlanta, Georgia, except for travel reasonably required in the performance of the Executive's responsibilities;

                                    (D)  Any purported termination by the
                               Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                                    (E)  Any failure by FFMC to comply with and
                               satisfy Section 9 below.

                               For purposes of this Agreement, any good faith determination of "Good Reason" made by the Executive shall be conclusive.

                            (v) "Current Total Annual Compensation" shall be the total of the following amounts: (A) the greater of the Executive's current annual salary for the calendar year in which his employment terminates or such salary for the calendar year prior to the year of such termination; (B) if the year of termination is 1995, the Executive's additional annual incentive compensation for 1994 as provided in the 1989 Agreement; (C) if the year of termination is 1996 or later, the greater of i) $1,800,000 or ii) the fair market value (as determined in accordance with paragraph 3(b) of the Restricted Stock Agreement referred to in Section 3(b) above) of any shares of Stock earned for the calendar year prior to the year of termination pursuant to the terms of paragraph 3 of the Restricted




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                 Stock Agreement referred to in Section 3(b) above; and
                 (D) any total amount that became payable to the Executive under the FFMC Performance Units Incentive Plan during the calendar year prior to the calendar year in which his employment terminates, regardless of when such amounts are actually to be paid.

                           (vi) "Disability" shall mean the total and permanent inability of the Executive due to illness, accident or other physical or mental incapacity to perform the usual duties of his employment under this Agreement, as determined by a physician selected by FFMC and acceptable to the Executive or the Executive's legal representative (which agreement as to acceptability shall not be unreasonably withheld).

                          (vii)     The "Exchange Act" shall mean the
                 Securities Exchange Act of 1934, as amended.

                 (g)      In addition to the amounts payable under subsection
         (a), (b) or (c) of this Section 5, FFMC shall pay the Executive a tax equalization payment in accordance with this subsection. The tax equalization payment shall be in an amount which when added to the other amounts payable to the Executive under this Section 5 will place the Executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor statute of similar import, did not apply to any of the amounts payable under this Section 5 including any amounts paid under this subsection (g). The amount of this tax equalization payment shall be determined by FFMC's independent accountants and shall be payable to the Executive at the same time as the payment under subsection (a), (b) or (c) of this Section 5.

        6. Noncompetition. The Executive agrees that if his employment terminates during the term of this Agreement and such termination is not covered by the provisions of Sections 5(a) or 5(b) above, he will not for one year after such termination:

                 (a) directly or indirectly acquire or join with others in acquiring more than 10% of the outstanding Common Stock of FFMC, without the prior approval of the Board of Directors of FFMC;

                 (b) directly or indirectly engage in providing data processing, storage and management products or services of the type currently provided by FFMC or any of its subsidiaries as of the date of this Agreement, including merchant credit card authorization, processing and settlement, check guarantee and verification, in-store marketing programs and systems for supermarkets, debt collection and accounts receivable management, data imaging and micrographics, database management, health care claims processing and integrated management services, the development and marketing of data communications and information processing systems and related services and products (the "Services" and "Products") in the continental United States, Alaska, Hawaii, the District of Columbia, the Caribbean or Mexico (the "Territory"),




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         the Executive acknowledging that he directs and is responsible for
         FFMC's operations throughout the Territory and that FFMC must protect itself on such basis;

                 (c) directly or indirectly on behalf of himself or any other entity contact, divest, take away or solicit, for the purpose of providing or permitting others to provide Services or Products in the Territory, any person or entity which was a customer that the Executive had material contact with during the term of this Agreement and that received Services or Products from FFMC or any of its subsidiaries during the term of this Agreement as shown on the books and records of FFMC or any of its subsidiaries; or

                 (d) induce any employee of FFMC or any of its subsidiaries to leave the employment of FFMC or any of its subsidiaries.

Notwithstanding anything to the contrary above, this Section 6 shall not be violated by the ownership by the Executive of less than 1% of the shares of common stock of a publicly-held corporation or by any activities of the Executive as an employee, agent or consultant in a capacity unrelated to providing any Services or Products in the Territory.

         7. Damages and Injunctive Relief. The Executive agrees that the breach of any of his obligations under Section 6 above (a) may cause injury to FFMC and that FFMC is entitled to seek and obtain compensation and damages, and
(b) may cause irreparable injury to FFMC and that, accordingly, FFMC may seek and obtain injunctive relief against the breach or threatened breach of those provisions, in addition to other remedies at law or in equity which may be available; provided, however, that no such claims by FFMC shall permit FFMC to offset, reduce, suspend or withhold any of the payments or benefits provided under Section 5 above or to seek an injunction providing for such offset, reduction, suspension or withholding.

         8. Stock Sales. As an inducement to the Executive to execute this Agreement, the Compensation Committee agrees that it is in the best interests of the Executive and FFMC for the Executive to be able to make limited sales of FFMC Common Stock in the market at appropriate times in compliance with Rule 144 under the Securities Act of 1933, as amended, in order to provide him with liquidity and an opportunity for investment diversification, as provided in this section, while at the same time retaining a substantial equity interest in FFMC. The Executive agrees that, until the termination of this Agreement, he will not make any sales of Common Stock without prior approval of the Compensation Committee, except for sales of up to 100,000 shares in 1994, and sales not in excess of 100,000 shares per year during each year of the term of this Agreement made during the period of ten business days beginning on the third business day following the release for publication of FFMC's report of sales and earnings for a quarter or a year.




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         9.      Assignment; Successors.

                 (a) The rights and benefits of the Executive under this Agreement, other than accrued and unpaid amounts due hereunder, are personal to him and shall not be assignable, except with the prior written consent of FFMC.

                 (b)      Subject to the provisions of subsection (c) of this
         Section 9, this Agreement shall not be assignable by FFMC, provided, that with the consent of the Executive, FFMC may assign this Agreement to another corporation wholly-owned by it, either directly or through one or more other corporations, or to any corporate successor of FFMC or any such corporation.

                 (c) Any business entity succeeding to substantially all of the business of FFMC by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement and FFMC shall obtain the assumption of this Agreement by such successor.

         10. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

         If to the Executive:           Mr. Patrick H. Thomas
                                        First Financial Management Corporation
                                        3 Corporate Square, Suite 700
                                        Atlanta, Georgia  30329

         If to FFMC:                    The Board of Directors
                                        First Financial Management Corporation
                                        3 Corporate Square, Suite 700
                                        Atlanta, Georgia  30329


                                        Copy to:

                                        Sutherland, Asbill & Brennan
                                        999 Peachtree Street, N.E.
                                        Atlanta, Georgia  30309
                                        Attn:  Mr. George L. Cohen

or to such other address or agent as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

         11. Full Settlement and Legal Expenses. FFMC's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which




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FFMC may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. FFMC agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by FFMC or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 5 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

         12. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia.

         13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         14. Entire Agreement. This Agreement and the 1989 Agreement contain the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants, or undertakings, other than those expressly set forth herein or therein or contained in the FFMC employee benefit or incentive compensation plans, Performance Units Incentive Plan and agreements (including restricted stock agreements and stock options), between FFMC and the Executive. This Agreement supersedes all prior agreements and understandings between the parties with respect to the matters set forth herein other than the 1989 Agreement. This Agreement may not be amended or modified except by a writing executed by the parties.




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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                        FIRST FINANCIAL MANAGEMENT CORPORATION


                                        By:/s/ Robert E. Coleman
                                           -----------------------------------
                                           Robert E. Coleman, Chairman of the
                                           Compensation Committee



                                        EXECUTIVE

                                        /s/ Patrick H. Thomas
                                        --------------------------------------
                                        Patrick H. Thomas




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